Exhibit 99.1

Prior to March 2017, EchoStar Corporation (“EchoStar” “we” and/or “our”) operated in three primary business segments, Hughes, EchoStar Technologies and EchoStar Satellite Services (“ESS”). Following consummation of the Share Exchange described in Note 3 of our condensed consolidated financial statements for the three months ended March 31, 2017 included in our Quarterly Report on Form 10-Q for such period (the “Form 10-Q”), we no longer operate the EchoStar Technologies business segment. The primary measure of segment profitability that is reported regularly to our chief operating decision maker (“CODM”) is earnings before interest, taxes, depreciation and amortization, or EBITDA. Effective in March 2017, we also changed our overhead allocation methodology to reflect how the CODM evaluates our segments. Historically, the costs of all corporate functions were included on an allocated basis in each of the business segments’ EBITDA. Under the revised allocation methodology, these costs are now reported and analyzed as part of “Corporate and Other” (previously “All Other and Eliminations”). Set forth below is certain preliminary unaudited financial information for our Hughes and ESS business segments reflecting these changes. The actual results reported in our future filings may differ from these preliminary results due to the completion of our quarterly financial review procedures.

As of March 2017, our two primary business segments are Hughes and ESS, as described in Note 1 of our condensed consolidated financial statements included in Form 10-Q. Our operations also include various corporate departments (primarily Executive, Strategic Development, Human Resources, IT, Finance, Real Estate and Legal) as well as other activities that have not been assigned to our operating segments, including costs incurred in certain satellite development programs and other business development activities, our centralized treasury operations, and gains (losses) from certain of our investments. Costs and income associated with these departments and activities are accounted for in the “Corporate and Other” column in the table below or in the reconciliation of EBITDA below.

Total assets by segment have not been reported herein because the information is not provided to our CODM on a regular basis.

The following preliminary unaudited financial information should be read in conjunction with the audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2016, the unaudited condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the periods ended June 30, 2016 and September 30, 2016 and our results of operations and financial condition for the quarter ended December 31, 2016 included in our Form 8-K filed on February 24, 2017.

The following table presents preliminary revenue, EBITDA, and capital expenditures for each of our operating segments for each of the three months ended June 30, 2016, September 30, 2016 and December 31, 2016 and for the year ended December 31, 2016.

	Hughes	EchoStar Satellite Services	Corporate and Other	Consolidated Total
	(In thousands)
For the Three Months Ended June 30, 2016
External revenue	$338,574	$101,278	$2,806	$442,658
Intersegment revenue	$763	$172	$(935)	$—
Total revenue	$339,337	$101,450	$1,871	$442,658
EBITDA	$117,627	$84,284	$(11,585)	$190,326
Capital expenditures	$81,322	$10,312	$40,815	$132,449

For the Three Months Ended September 30, 2016
External revenue	$355,090	$101,308	$3,648	$460,046
Intersegment revenue	$786	$172	$(958)	$—
Total revenue	$355,876	$101,480	$2,690	$460,046
EBITDA	$125,522	$84,257	$(20,477)	$189,302
Capital expenditures	$75,682	$15,730	$48,162	$139,574

For the Three Months Ended December 31, 2016
External revenue	$369,949	$101,569	$4,271	$475,789
Intersegment revenue	$961	$172	$(1,133)	$—
Total revenue	$370,910	$101,741	$3,138	$475,789
EBITDA	$123,660	$84,335	$(22,170)	$185,825
Capital expenditures	$61,121	$8,163	$81,408	$150,692

For the Year Ended December 31, 2016
External revenue	$1,389,152	$406,970	$14,345	$1,810,467
Intersegment revenue	$3,209	$690	$(3,899)	$—
Total revenue	$1,392,361	$407,660	$10,446	$1,810,467
EBITDA	$477,165	$341,516	$(67,676)	$751,005
Capital expenditures	$322,362	$58,925	$247,223	$628,510

The following table reconciles the preliminary total consolidated EBITDA to Net income, the most directly comparable GAAP measure for each of the three months ended June 30, 2016, September 30, 2016 and December 31, 2016 and for the year ended December 31, 2016.

	For the Three Months Ended			For the Year Ended
	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016
	(in thousands)
Net income	$55,909	$37,410	$38,930	$180,692

Interest income and expense, net	16,387	31,057	35,587	102,237
Income tax (benefit) provision	23,692	17,394	18,996	80,254
Depreciation and amortization	106,117	108,549	108,161	432,904
Net income from discontinued operations	(11,656)	(4,499)	(15,107)	(44,320)
Net income attributable to noncontrolling interest in HSS Tracking Stock and other noncontrolling interests	(123)	(609)	(742)	(762)
EBITDA	$190,326	$189,302	$185,825	$751,005

Note on Use of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is a non-GAAP financial measure that we report for our continuing operations. EBITDA is defined as “Net income” excluding “Net income from discontinued operations,” “Net income attributable to noncontrolling interest in HSS Tracking Stock and other noncontrolling interests,” “Interest expense, net of amounts capitalized,” “Interest income,” “Income tax benefit (provision),” and “Depreciation and amortization.” EBITDA is not a measure determined in accordance with GAAP. This non-GAAP measure is reconciled to “Net income” above. EBITDA should not be considered in isolation or as a substitute for operating income, net income or any other measure determined in accordance with GAAP. EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors. Management believes EBITDA provides meaningful supplemental information regarding the underlying operating performance of our business. Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties to evaluate the performance of companies in our industry.